CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 101 to the Registration Statement (Form N-1A Nos. 333-34474 and 811-09891) of our report dated December 23, 2019 on the financial statements and financial highlights of BNY Mellon Strategic Beta Emerging Markets Equity Fund (formerly, Dreyfus Strategic Beta Emerging Markets Equity Fund) (one of the funds constituting BNY Mellon Opportunity Funds) (the “Fund”) included in the Fund’s annual report for the fiscal year ended October 31, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 24, 2020